Exhibit 4.2

Dome 9 Option Plan

DOME 9 SECURITY LTD.

2011 SHARE OPTION PLAN

      This plan, as amended from time to time, shall be known as the Dome 9 Security Ltd. 2011 Share Option Plan (the “Plan”).

1.   PURPOSE OF THE PLAN

The  Plan is intended  to provide an incentive to retain, in the employ and/or service of the Company and its Affiliates (as defined below), persons of training, experience, and ability, to attract new employees, directors, consultants, service providers and any other entity which the Board shall decide their services are considered valuable to the Company, and to stimulate the active interest  of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares of the Company, pursuant to the Plan.

2.   DEFINITIONS

For purposes of the Plan and related documents, including any Option Agreement, the following definitions shall apply:

2.1    “Affiliate” means any present or future entity (a) which holds a controlling interest in the Company; (b) in which the Company holds a controlling interest; or (c) in which a controlling interest is held by another entity, who also holds a controlling interest in the Company.

2.2    “Approved  102  Option” means an Option granted pursuant  to  Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Optionee.

2.3    “Articles of Association” means the Articles of Association of the Company, as amended from time to time, and all shareholders rights agreements, as amended from time to time, entered into by and among the Company and its shareholders.

2.4    “Board” means the Board of Directors of the Company.

2.5    “Capital Gain Option (CGO)” means as defined in Section 5.3 below.

2.6     “Cause” means, (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the chief executive officer, the Board or the Optionee’s direct supervisor, which involves the business of the Company or its Affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its Affiliates; (iv) any breach of the Optionee’s fiduciary duties or duties of care of the Company; including without limitation disclosure of confidential information of the Company; (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company; and (vi) any other event classified under any applicable agreement between the Optionee and the Company or an Affiliate as a “cause” for termination or by other language of similar substance.

2.7    “Chairman” means the chairman of the Board.

2.8  “Company” means Dome 9 Security Ltd., a company incorporated under the laws of the State of Israel.

2.9     “Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.10   “Date of Grant” means, the date of grant of an Option, as determined by the Board and set forth in the Optionee’s Option Agreement.

2.11  “Election” means as defined in Section 5.4 below.

2.12  “Employee” means a person who is employed  by the Company or its Affiliate or an individual who is serving as a director or an office holder, but excluding a Controlling Shareholder.

2.13  “Exercise Price” means the price stipulated in the Option Agreement to be paid by an Optionee in order to exercise an Option into a Share.

2.14  “Expiration Date” means the date upon which an Option shall expire, as defined in Section 10.2 of the Plan.

2.15  “Holding Period” means as defined in Section 6.1 below.

2.16  “IPO” means the initial public offering of the Company’s shares.

2.17  “ITA” means the Israeli Tax Authorities.

2.18  “Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.19  “Ordinary Income Option (OIO)” means as defined in Section 5.3 below.

2.20  “Option” means an option to purchase one or more Shares of the Company pursuant to the Plan.

2.21  “102 Option” means any Option granted to Employees pursuant to Section 102 of the Ordinance.

2.22  “3(i) Option” means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is Non- Employee.

2.23  “Optionee” means a person or entity who receives or holds an Option under the Plan.

2.24  “Option Agreement” means the share option agreement between the Company and an Optionee that sets out the terms and conditions of an Option.

2.25  “Ordinance” means the 1961 Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.26  “Plan” means this 2011 Dome 9 Security Ltd. Share Option Plan.

2.27  “Section 102” means section 102 of the Ordinance as now in  effect or as hereafter amended.

2.28  “Share” means an Ordinary Share of no nominal value of the Company.

2.29  “Successor Company” means any entity the Company is merged to or is acquired by, in which the Company is not the surviving entity.

2.30  “Merger Transaction” means (i) merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets or shares of the Company.

2.31  “Trustee” means any individual or entity appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.32  “Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

2.33  “Vesting Dates” means, as determined by the Board or the Committee, the date as of which the Optionee shall be entitled to exercise the Option or part of the Option, as set forth in Section 11 of the Plan.

2.34  “Vested  Option” means any Option, which has already been vested  according  to the Vesting Dates.

3.   ADMINISTRATION OF THE PLAN

3.1
This Plan shall be administered by the Board. The Board may appoint a committee which, subject to any applicable limitations imposed by  the Companies Law, by  any  other applicable law and/or by the Company's Articles of Association, shall have all of the powers of the Board granted herein (in which event of such limitations, such committee may make recommendations to the Board). Subject to the above, the term "Board" whenever used herein, shall mean the Board or such appointed committee, as applicable.

3.2
Unless specifically  required otherwise under the Companies Law and subject to the Company's Articles of Association, the Board shall have sole and full discretion and authority, without the need to submit its determinations or actions to the shareholders of the Company for their approval or authorization, to administer the Plan and all actions related thereto, including to: (i) designate participants; (ii) determine the terms and provisions of the respective Option Agreements, including, but not limited to, the number of Options to be granted to each Optionee, the number of Shares to be covered by  each Option, provisions concerning the time and the extent to which the Options may be exercised and the nature and duration of restrictions as to the transferability or restrictions constituting substantial risk of forfeiture and to cancel or suspend awards, as necessary; (iii) make an election as to the type of Approved 102 Option; (iv) designate the type of Options; (v) alter any  restrictions and conditions of any  Options or Shares subject to any Options (vi) interpret the provisions and supervise the administration of the Plan and any Option Agreement; (vii) accelerate the right of an Optionee to exercise in whole or in part, any previously granted Option; (viii) determine the Exercise Price of the Option and, to the extent applicable, determine the fair market value of the Shares and the mechanism of such determination; (ix) prescribe, amend and rescind rules and regulations relating to the Plan; and (x) make all other determinations deemed necessary or advisable for the administration of the Plan.

3.3
The Board shall have the authority to grant, at its sole discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having an exercise price equal to, lower than or higher than the Exercise Price of the original Option so surrendered and canceled and containing such other terms and conditions as the Board may prescribe in accordance with the provisions of the Plan.

3.4
Subject to the Company’s incorporation documents, all decisions and selections made by the Board pursuant to the provisions of the Plan shall be made by a majority of its members except that no member of the Board shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board relating to any Option to be granted to that member. Any  decision reduced to writing shall be executed in  accordance with  the provisions of the Company’s Articles of Association, as the same may be in effect from time to time.

3.5
Subject to the Company’s Articles of Association and to all approvals legally required, including, but not limited to the provisions of the Companies Law, each member of the Board shall be indemnified and held harmless by the Company against any cost or expense (including legal fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company's Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

4.   DESIGNATION OF PARTICIPANTS

4.1       The persons eligible for participation in the Plan as Optionees shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted with 102 Options; (ii) Non-Employees may only be granted with 3(i) Options; and (iii) Controlling Shareholders may only be granted 3(i) Options.

4.2        The grant of an Option hereunder shall neither entitle the Optionee to  participate nor disqualify the Optionee from participating in, any other grant of Options pursuant to the Plan or any other option or share plan of the Company or any of its Affiliates.

4.3        Notwithstanding anything to the contrary in the Plan, all grants of Options to directors and office holders shall be authorized and implemented in accordance with the provisions of the Companies Law or any successor act or regulation, as in effect from time to time.

5.   DESIGNATION OF OPTIONS PURSUANT TO SECTION 102; ELECTION

5.1       The Company may designate Options granted to Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

5.2       The grant of Approved 102 Options shall be made under this Plan adopted and shall be conditioned upon the approval of this Plan by the ITA.

5.3       Approved  102  Option(s) may either be classified  as Capital Gain Option (“CGO”) or Ordinary Income Option (“OIO”). Accordingly, Approved 102 Option(s) elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance shall be referred to herein as "CGO". Approved 102 Option(s) elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance shall be referred to herein as "OIO".

5.4       The Company’s election of the classification of Approved 102 Options as CGO or OIO granted to Employees (the “Election”), shall be appropriately filed with the ITA prior to the Date of Grant of an Approved 102 Option. Such Election shall become effective commencing from the first Date of Grant of an Approved 102 Option under this Plan and shall remain in effect until the end of the year following the year during which the Company first granted such Approved 102 Options. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Optionees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

5.5       All Approved 102 Options must be held in trust by a Trustee, as described in Section 6 below.

5.6       The designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

5.7       With  respect to Approved  102  Options, the provisions of the Plan and/or the Option Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Option Agreement. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to maintain any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Option Agreement, shall be considered binding upon the Company and the Optionees.

5.8       Furthermore, Approved 102 Options may be granted only 30 (thirty) days (or a shorter period as and if approved by the ITA) following the delivery by the Company to the ITA of a request to approve the Plan and the Trustee according to Section 102. Notwithstanding the above, if within 90 (ninety) days of delivery of the aforesaid request, the ITA notifies the Company of its decision not to approve the Plan, any Options intended to be granted as Approved  102  Options shall be deemed as Unapproved 102 Options, unless otherwise approved by the ITA.

6.   TRUSTEE

6.1       Approved 102 Options which shall be granted under the Plan and/or any Shares allocated or issued upon exercise of such Approved 102 Options and/or other shares received subsequently following any exercise of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Optionees for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”). In event the requirements for Approved 102 Options are not met for any reason whatsoever, the Approved 102 Options may be considered as Unapproved 102 Options, all in accordance with the provisions of Section 102 and regulations promulgated thereunder.

6.2       Notwithstanding anything to the contrary, the Trustee shall not release any Approved 102 Shares allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Optionee’s tax liabilities arising from Approved 102 Options which were granted to him and/or any Shares allocated or issued upon exercise of such Options.

6.3       With respect to any Approved 102 Option, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, an Optionee shall not be entitled to sell or release from trust any Share received upon the exercise of an Approved 102  Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance.

6.4       Upon receipt of Approved 102 Option, the Optionee will sign an undertaking to release the Trustee from any and all liability with respect to any action or decision duly taken and bona fide executed in connection with the Plan, or any Approved 102 Option or Share granted to him thereunder.

7.   SHARES RESERVED FOR THE PLAN

The Company has reserved authorized but unissued Shares, for the purposes of the Plan. Any Shares which remain unissued and  which are not subject to the outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the  Plan the Company shall at  all times reserve sufficient  number of Shares to  meet  the requirements of the Plan. Should any Option expire or be canceled, for any reason, prior to its exercise or relinquishment in full, the Shares subject to such Option may again be subjected to an Option under the Plan or under the Company’s other share option plans.

8.   EXERCISE PRICE

8.1
The Exercise Price of each Share subject to an Option shall be determined by the Board in its sole and absolute discretion in accordance with applicable law. Each Option Agreement will contain the Exercise Price determined for each Optionee.

8.2
The Exercise Price shall be payable upon the exercise of the Option in a form satisfactory to the Board, including without limitation, by  cash or check. The Board shall  have the authority to postpone the date of payment on such terms as it may determine, at its sole discretion.

8.3
The Exercise Price shall be denominated in the currency  of the primary  economic environment of, either the Company or the Optionee (that is the functional currency of the Company or the currency in which the Optionee is paid) as determined by the Board.

9.   ADJUSTMENTS

      Upon the occurrence of any of the following described events, Optionee's rights to purchase Shares under the Plan shall be adjusted as hereafter provided:

9.1
In the event of a Merger Transaction, the unexercised Options then outstanding under the Plan shall be assumed or substituted for an appropriate number of shares of each class of  shares or other securities of the Successor Company (or a parent  or subsidiary of the Successor Company) as were distributed to the shareholders of the Company in connection and with respect to the Merger Transaction. In the case of such assumption and/or substitution of Options, appropriate adjustments shall be made to the Exercise Price so as to reflect such action and all other terms and conditions of the Option Agreements shall remain unchanged, including but not limited to the vesting schedule, all subject to the determination of the Board, which determination shall be in their sole discretion and final.

9.2
Notwithstanding the above and subject to any applicable law, the Board shall have full power and authority to determine that in any such Merger Transaction as described in Section  9.1 above, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Options, the Vesting Dates of the Options of all or part of the Optionees shall be accelerated so that any unvested Option or any portion thereof shall be immediately vested as of the date which is fifteen (15) days prior to the effective date of the Merger Transaction. Subject to the foregoing, the Board shall notify the Optionees that the vested Options are exercisable for a period of fifteen (15) days from the date of such notice, and the Options shall terminate upon the expiration of such period.

9.3
For the purposes of Section 9.1 above, an Option shall  be considered assumed or substituted if, following the Merger Transaction, the Option confers the right to purchase or receive, for each Share underlying an Option immediately prior to the Merger Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Merger Transaction by holders of shares held on the effective date of the  Merger Transaction (and if such holders (i) were offered a choice of consideration or (ii) have received different types of consideration, (a) with respect to (i) above, the type of consideration chosen by the holders of a majority of the outstanding shares of the Company and (b) with respect to (ii) above, the type of consideration determined in good faith by the Board of Directors of the Company in its sole discretion); provided, however, that the Board may with respect to all or any of the Options, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option to be solely shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per share consideration received by holders of a majority of the Company’s outstanding shares in the Merger Transaction; and provided further that the Board may determine, in its discretion, that in lieu of such assumption or substitution of Options for options of the Successor Company or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances.

9.4
If the Company is liquidated or dissolved while unexercised Options remain outstanding under the Plan, then the Board, in its own discretion, may  determine that all such outstanding Options may be exercised in full by the Optionees as of the effective date of any such liquidation or dissolution of the Company without regard to the vesting provisions of Section 11  of the  Plan. If the Board  determines that the outstanding Options may be exercised, all such outstanding Options may be exercised in full by the Optionees giving notice in writing to the Company of their intention to so exercise. If an Option becomes fully vested  and  exercisable under this Section, the Board shall notify the Optionee in writing or electronically that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

9.5
If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of the Shares subject to the Plan or subject to any Options therefore granted, and the Exercise Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Exercise Price, provided, however, that  no  adjustment  shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares. Upon occurrence of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Plan (as set forth in Section 7 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

9.6
The Optionee acknowledges that in the event that the Company’s shares shall be registered for trading in any public market, Optionee’s rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Optionee unconditionally agrees and accepts any such limitations.

10. TERM, EXERCISE AND TERMINATION OF OPTIONS

10.1
Vested and exercisable Options may be exercised by the Optionee by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Board and when applicable, by the Trustee in accordance with the requirements of Section 102. The exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Exercise Price at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

10.2
Unless expired earlier pursuant to either Section 9 above or Sections 10.5 - 10.6 below, or pursuant to any Option Agreement, unexercised Options shall expire and terminate and become null and void upon  the lapse of 10 (ten) years from the Date of Grant (the “Expiration Date”).

10.3
Options may be exercised by the Optionee in whole at any time or in part from time to time, prior to the Expiration Date, to the extent that the Options become vested and exercisable, and provided that, subject to the provisions of section 10.5 below, the Optionee is employed by or providing services to the Company or any of its Affiliates, at all times during the period beginning with  the date of Grant and ending upon  the date of exercise. As a condition to the exercise of an Option, the Company may require, among other things, that Optionee shall execute and deliver to the Company (i) a voting agreement and/or proxy, as further specified in Section 14.2 below, or; (ii) a joinder agreement to any shareholders rights agreement as may be in effect by and among the Company and its shareholders, as specified in Section 14.5 below.

10.4
Subject to the provisions of section 10.5 below, in the event of termination of Optionee’s employment or services, with the Company or any of its Affiliates, all Options granted to such Optionee will immediately expire. A notice of termination of employment or service shall be deemed to constitute termination of employment or service. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Optionee’s Option shall not vest and shall not become exercisable.

10.5
Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Optionee’s Option Agreement, an Option may be exercised after the date of termination of Optionee's employment or service with the Company  or any  Affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of Vested Options at the time of such termination according to the Vesting Dates, if:

(i)	termination is without Cause, in such case any Vested Option still in force and unexpired may be exercised within a period of ninety (90) days after the date of such termination; or

(ii)
termination is the result of death or disability of the Optionee, in such case any Vested Option still in force and unexpired may be exercised within a period of twelve (12) months after the date of such termination; or

(iii)
prior to the date of such termination, the Board authorizes an extension of the terms of all or part of the Vested Options beyond the date of such termination for a period which will not exceed the period during which the Options by their terms would otherwise have been exercisable.

For the avoidance of any doubt, if termination of employment or service is for Cause, any outstanding unexercised Option (whether vested or non-vested), will immediately expire and terminate, and the Optionee shall not have any right in connection to such outstanding Options.

10.6     Notwithstanding anything to the contrary in this Plan, the Company shall have no obligation to issue or deliver Shares under the Plan unless the exercise of the Option and the issuance and delivery of the underlying Shares comply with, and do not result in any breach of any applicable law, to the satisfaction of the Company in its sole discretion, and have received, if deemed desirable by the Company, the approval of legal counsel for the Company with respect to such compliance.

10.7     With respect to Unapproved 102 Options, if the Optionee ceases to be employed by the Company or any Affiliate, the Optionee shall extend to the Company and/or its Affiliate a security or guarantee for the payment  of tax due at  the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

11. VESTING OF OPTIONS

11.1     Unless otherwise determined by the Board with respect to any specific Optionee and/or to any specific Option and  provided  accordingly in the applicable Option Agreement, the Options shall vest (become exercisable) according to the following 4 (four) year vesting schedule, provided that on and before (i.e. – since the respective preceding Vesting Date) Optionee shall be and shall have been continuously employed by or providing services to the Company:

Vesting Date:	Portion of Total Number of
Options that become Vested
Upon the lapse of 12 (twelve) months from the Commencement Date (the "First Vesting Date")	1/4
After the First Vesting Date, upon the lapse of each full additional quarter (i.e. – three month period) of  the  Optionees’s  continuous  employment  by  or service to the Company; until all of the Options are vested.
1/16

For the purposes hereof, the “Commencement Date” shall mean the Date of Grant, unless otherwise determined by the Board, and provided accordingly in the applicable Option Agreement.

11.2     An Option may be subject to such other terms and conditions on the time or times when it may be exercised, as the Board may deem appropriate. The vesting provisions of individual Options may be varied.

12.  PURCHASE FOR INVESTMENT

The Company’s obligation to issue or allocate Shares upon exercise of an Option granted under the Plan is expressly conditioned upon: (a) the Company’s completion of any registration or other qualifications of such Shares under any state and/or federal law, rulings or regulations; or (b) representations and undertakings by the Optionee (or his legal representative, heir or legatee, in the event of the Optionee’s death), to assure that  the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Optionee (or his legal representative, heir, or legatee): (a) is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (i) any representations and undertakings which such Optionee has given to the Company or a reference thereto and (ii) that, prior to effecting any sale or other disposition of any such Shares, the Optionee must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will  not violate the applicable laws, rules, and regulations of the State of Israel or any other State having jurisdiction over the Company and the Optionee.

13. TRANSFERABILTY AND RESTRICTIONS

13.1     No Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, except as specifically permitted under the Plan, and during the lifetime of the Optionee each and all of such Optionee's rights to purchase Shares hereunder shall be exercisable only by the Optionee. Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

13.2     As long as Options and/or Shares are held by the Trustee on behalf of the Optionee, all rights of the Optionee over the Shares are personal and shall be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of  descent and distribution.

13.3     No transfer of Options and/or Shares by an Optionee by will or by the laws of descent shall be effective with respect to the Company, unless and until: (a) the Company shall have been furnished with written notice thereof, accompanied by an authenticated copy of probate of a will together with the will or inheritance order and/or such other evidence as the Board may deem  necessary  to establish the validity  of the transfer; and (b) the contemplated transferee(s) shall have confirmed to the Company in writing its acceptance of the terms and conditions of the Plan and Option Agreement with respect to the Shares or Options being transferred, to the satisfactory of the Board.

13.4      Following the exercise of Vested Options, the Shares shall  be transferable; provided, however, that (i) sale or transfer of Shares by the Optionee shall be subject to the rights of first refusal and co-sale of other shareholders, as set forth in the Articles of Association, applicable securities regulations, lock up periods and such other conditions and restrictions as may be included  in the Articles of Association, the Plan and the applicable Option Agreement, (ii) the transferee confirms in writing its/his acceptance of the terms  and conditions of the Plan and the applicable Option Agreement with respect to the Shares being transferred, to the satisfactory of the Board (including execution of a voting proxy as detailed in Section 14.2 below and a joinder agreement to shareholders rights agreement referred to in Section 14.5 below); and (iii) actual payment of all taxes required to be paid upon such sale and transfer of the Shares has been made to the ITA, and the Trustee (if applicable) received confirmation therefrom that all taxes required to be paid upon such sale and transfer have been paid. Upon request by the Company, the Optionee shall execute any agreement or document evidencing such transfer restrictions prior to the receipt of Shares hereunder, and shall promptly present to the Company any and all certificates representing the Shares for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

Any transfer that is not made in accordance with the Plan, the Articles of Association or the applicable Option Agreement shall be null and void.

13.5      In connection with an IPO (i) an Optionee may not sell, make short sale of, loan grant any options for the purchase of, or otherwise dispose of any Shares obtained by the Optionee (other than those shares included in the offering) under the Plan without the prior written consent of the Company or the underwriters managing such IPO of  the Company’s securities for a period of 180 days from the effective date of such registration statement, (ii) the Optionee may be required to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such IPO, and (iii) the Shares issued to the Optionee shall be subject to such restrictions as required by the appropriate securities’ law.

13.6     Shares acquired upon exercise of Options may be subject to “bring-along” provisions in the Articles of Association. In the event that prior to an IPO, holders holding in the aggregate no less than a controlling interest in the Company (“Selling Shareholders”) elect to sell all or substantially  all  of their shares in the Company  either to a third party  or to one shareholder of the Company, then, if so requested by the purchaser, the Optionee shall be obligated to join the sale and sell all of his Shares in the Company (and if requested, also his unexpired Vested Options), all under the same terms and conditions under which the Selling Shareholders have agreed to sell their shares (provided that with respect to Vested Options, the Exercise Price shall be deducted from the purchase price paid for the shares in such transaction) and in accordance with the provisions of the Articles of Association.

14. RIGHTS AS SHAREHOLDER

14.1      General. To avoid doubt, the Optionees shall not have any of the rights or privileges of shareholders of the Company with respect to any Shares purchasable upon the exercise of any Option, until registration of the Optionee as holder of such Shares in the Company’s register of shareholders upon exercise of the Option in accordance with the provisions of the Plan, and in case of Options and  Shares held  by the Trustee, subject also to the provisions of Section 6 of the Plan.

14.2     Voting. Until the consummation of an IPO, as a condition to the grant of an Option or of any exercise of an Option and purchase of Shares, an Optionee shall execute an irrevocable voting agreement and/or proxy in the form specified herewith. Such proxy and/or voting agreement shall terminate on the earlier of: (i) the date specified in the proxy or voting agreement, as applicable; or (ii) consummation of  an IPO pursuant to an effective registration statement under the Israeli Securities Laws, or under any similar law of any other jurisdiction. The holder of the proxy shall be indemnified and held harmless by the Company against any cost or expense (including legal fees) reasonably incurred by him/her, or any liability (including any amount paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of such proxy unless arising out of such member's own fraud, bad faith or gross negligence, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the person(s) may have as a director or otherwise under the Company's Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise. Without derogating  from the aforesaid, with respect to Approved 102 Options, such Shares shall be voted in accordance with the provisions of Section 102 and any rules, regulations or orders promulgated thereunder.

    The ordinary form of proxy shall be as follows:

IRREVOCABLE PROXY

The undersigned, as record holder of ___ securities of Dome 9 Security Ltd. (the "Company") described below, hereby irrevocably appoints ___________, I.D Number  __________ (the "Proxy Holder") to attend all shareholders’ meetings and to vote, execute consents, and otherwise represent me with respect to exercised shares (i.e. options exercised into shares pursuant to the Dome 9 Security Ltd. 2011 Share Option Plan) in the same manner and with the same effect as if the undersigned was/were personally present at any such meeting or voting such securities or personally acting on any matters submitted to shareholders for approval or consent.
This proxy is made pursuant the Dome 9 Security Ltd. 2011 Share Option Plan approved as of _________, 2011.
The Shares shall be voted by the Proxy Holder in the same proportion as the votes of the other shareholders of the Company.
This proxy is irrevocable as it may effect rights of third parties.
The irrevocable proxy will remain in full force and effect until the consummation of an IPO, upon which it will terminate automatically.
This proxy shall be signed exactly as the shareholder’s name appears on his share certificate. Joint shareholders must each sign this proxy. If signed by an attorney in fact, the Power of Attorney must be attached.
I acknowledge and agree that if the Shares are held by a trustee, then such trustee shall grant to the Proxy Holder a proxy in substantially the form of this Proxy with respect to the Shares.

Name		Date

Signature

14.3     No Right of First Refusal or Preemptive Right. Notwithstanding anything to the contrary in the Articles of Association of the Company, none of the Optionees shall have a right of first refusal in connection with any sale of shares in the Company, nor any pre-emptive rights to purchase, along with the other shareholders in the Company, a pro rata portion of any securities proposed to be offered by the Company prior to the offering thereof to any third party.

14.4     Dividends. With respect  to  all Shares (but  excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options purchased by the Optionee and held by the Optionee or by the Trustee, as the case may be, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Articles of Association and subject  to  any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

14.5     Other Restrictions. Without derogating from the aforesaid, Shares acquired upon exercise of the Options will be subject to all other restrictions and limitations to which Shares are subject to pursuant to the Articles of Association. Furthermore, and without derogating from the aforesaid, until the consummation of an IPO, as a condition to the grant of an Option or of any exercise of an Option and purchase of Shares, or in connection with the holding of the Shares acquired by Optionee, the Optionee shall to the extent required by the Company, execute a joinder agreement to any shareholders' rights agreement as in effect from time to time by and among the Company and its shareholders.

15. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten (10) years from such day of adoption.

The Company shall obtain the approval of the Company’s shareholders for the adoption of this Plan or for any amendment to this Plan, if shareholders’ approval is necessary or desirable to comply with any applicable law, or if shareholders’ approval is required by any authority or by any governmental agencies or national securities exchanges.

16. AMENDMENTS OR TERMINATION

The Board may at any time, but when applicable, after consultation with the Trustee, amend, alter, suspend or terminate the Plan. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed  otherwise between the Optionee and the Company, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

17. CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither the Plan nor the Option Agreement with the Optionee shall impose any obligation on the Company or an Affiliate thereof, to continue any Optionee in its employment or service, and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employment or service of the Company or an Affiliate thereof or restrict the right of the Company or an Affiliate thereof to terminate such employment or service at any time.

18. GOVERNING LAW & JURISDICTION; GOVERNMENT REGULATIONS

The Plan, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations of the State of Israel or any other State having jurisdiction over the Company and the Optionee and the Ordinance and to such approvals by any governmental agencies or national securities exchanges as may be required. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Plan.

Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction. The Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with applicable laws.

19. TAX CONSEQUENCES

19.1     Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at  source. Furthermore, the Optionee shall agree to  indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such  tax  or interest or penalty thereon, including  without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

19.2      The Company and/or, when applicable, the Trustee shall not be required to release any Share certificate to an Optionee until all required payments have been fully made.

20. CURRENCY EXCHANGE RATES

Except as otherwise determined by the Board, all monetary values with respect to Options granted pursuant to this Plan, including without limitation the fair market value and the Exercise Price of each Option, shall be stated in United States Dollars. In the event that the Exercise Price is in fact to be paid in New Israeli Shekels, the conversion rate shall be the last known representative rate of the US Dollar to the New Israeli Shekels on the date of payment.

21. NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan by  the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such  other incentive arrangements as it may deem desirable, including, without limitation, the granting of Options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

For the avoidance of doubt, prior grant of options to Optionees of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Section.

22. OPTION AGREEMENT; MULTIPLE AGREEMENTS

22.1     Each Option granted pursuant to the Plan, shall be evidenced by  a written Option Agreement between the Company and the Optionee, in such form as the Board shall from time to time approve. Each Option Agreement shall state, among other matters, the number of Shares to which the Option relates, the type of Option granted thereunder (whether a CGO, OIO, Unapproved 102 Option or a 3(i) Option), the Vesting Dates, the Exercise Price per Share, the Expiration Date and such other terms and conditions as the Board in its discretion may prescribe, provided that they are consistent with this Plan.

22.2     The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time. The Board may also grant more than one Option to a given Optionee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to such Optionee.

APPENDIX A TO THE 2011 SHARE OPTION PLAN

DOME 9 SECURITY LTD.

2016 EQUITY INCENTIVE SUBPLAN

1.             Establishment, Purpose and Types of Awards.   The purpose of this 2016 Equity Incentive Subplan (the “Plan”) of Dome 9 Security Ltd., an Israeli corporation (the “Company”), is to specify the terms under which awards under the 2011 Share Option Plan may be granted to individuals performing services on behalf of the Company in the United States for the Company’s subsidiary, Dome9 Security, Inc., a Delaware corporation. Except as specifically provided herein, in the event of a conflict between the terms of the Plan and the 2011 Share Option Plan, the Board shall attempt in good faith to resolve such conflict in order to comply to the maximum extent possible with applicable law. The Plan is authorized under Section 16 of the 2011 Share Option Plan.

Like  the 2011  Share Option Plan, the Plan advances the interests of the Company and its shareholders by providing officers, directors, key employees, consultants and other independent contractors of the Company and its Affiliates, upon whose judgment, initiative and efforts the Company and its Affiliates largely depend, with additional incentive to perform in a superior manner. The Plan is also designed to attract and retain key personnel and to reward such individuals for achievement of corporate and individual performance goals.

The Plan permits the granting of stock options (including incentive stock options within the meaning of Code section 422 and nonstatutory stock options), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, other stock-based awards, or any combination of the foregoing.

2.              Definitions. Under the Plan, except where the context otherwise indicates, the following definitions apply:

“Administrator” means the Board or the committee(s) or officer(s) appointed by the Board that have authority to administer the Plan as provided in Section 3 hereof.

“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships).   For  this purpose,  “control”  shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

“Award” means any stock option, stock appreciation right, stock award, phantom stock award, performance award, or other stock-based award pursuant to the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Companies Law” means the Israeli Companies Law, 5759-1999, as may be amended from time to time.

“Fair Market Value” means, with respect to a share of Ordinary Shares for any purpose on a particular date, the value determined by the Administrator in good faith; provided, however, that if the Ordinary Shares are publicly traded, “Fair Market Value” shall be determined by reference to, as applicable: (i) either the closing price or the average of the high and low sale price on the relevant date, as determined in the Administrator’s sole discretion, quoted on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Market; (ii) either the last sale price or the average of the high and low sale price on the relevant date, as determined in the Administrator’s sole discretion, quoted on the Nasdaq SmallCap Market; (iii) the average of the high bid and low asked prices on the relevant date quoted on the OTC Bulletin Board Service or by Pink Sheets LLC or a comparable service as determined in the Administrator’s sole discretion; or (iv) if the Ordinary Shares are not listed or quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market  maker  for the Ordinary Shares selected by  the Administrator in its sole discretion. If the Ordinary Shares are listed or quoted as described in clause (i), clause (ii), clause (iii), or clause (iv) above, as applicable, but no public trading of the Ordinary Shares occurs on the relevant date, then Fair Market Value shall be determined as of the nearest preceding date on which trading of the Ordinary Shares occurred.   For all purposes under the Plan, the term “relevant date” as used in this definition means either the date as of which Fair Market Value is to be determined or the nearest preceding date on which public trading of the Ordinary Shares occurred, as determined in the Administrator’s sole discretion.

“Grant Agreement” means a written document memorializing the terms and conditions of an Award granted pursuant to the Plan. Each Grant Agreement shall incorporate the terms of the Plan.

“Ordinary Shares” means the Ordinary Shares of no nominal value of the Company. “Merger Transaction” has the meaning specified in the 2011 Share Option Plan.
Notwithstanding the foregoing, if giving effect to the foregoing definition would require a grantee to include an amount attributable to an Award in income pursuant to Section 409A of the Code, then unless otherwise provided in the applicable Grant Agreement the definition shall be modified to the least extent necessary in order that a Merger Transaction is a “change in the ownership or effective control” of the Company for purposes of Section 409A of the Code and the regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder at the time of reference thereto.

3.             Administration.

(a)       Administration of the Plan.     The  Plan  shall  be  administered  by   the Administrator. To the extent allowed by applicable state or federal law, the Board by resolution may authorize an officer or officers to grant Awards (other than stock Awards) to  other  officers  and employees of the Company and its Affiliates, and, to the extent of such authorization, such officer or officers shall be the Administrator.   The Plan shall be administered and interpreted in a  manner consistent with the requirements of Section 409A of the Code.

(b)       Powers of the Administrator. The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

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Unless specifically required otherwise under the Companies Law and subject to the Company's Articles of Association, the Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions (not inconsistent with the Plan) upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards  (provided  however,  that, except as provided  in Section 6 or 7(d) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee’s employment or other relationship with the Company; (vii) establish objectives and conditions (including, without limitation, vesting criteria), if any, for earning Awards and determining whether such objectives and conditions have been satisfied; and (viii) determine the Fair Market Value of the Ordinary Shares from time to time in accordance with the Plan.

The Administrator shall have  full power  and authority,  in its sole discretion, to administer and interpret the Plan, Grant Agreements and all other documents relevant to the Plan and Awards issued thereunder, and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable.

(c)       Non-Uniform Determinations.  The Administrator’s determinations under the Plan (including, without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(d)       Limited Liability.  To the maximum extent permitted by applicable law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(e)       Indemnification. To the maximum extent permitted by applicable law and by the Company’s Articles of Association, the members of the Administrator shall be indemnified by the Company in respect of all their activities under the Plan.

(f)        Effect of Administrator’s Decision.   All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator’s sole discretion and shall be conclusive and binding on all parties concerned, including the Company, its shareholders, any participants in the Plan and any other employee, consultant, or director of the Company, and their respective successors in interest.

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4.         Shares Available for the Plan; Maximum Awards. Subject to adjustments as provided in Section 7(d) of the Plan, the shares of Ordinary Shares that may be issued with respect to Awards granted under the Plan is subject to the number of shares authorized under the 2011 Share Option Plan, but in no event shall exceed 1,509,704 Ordinary Shares. The Company shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided in Section 7(d) of the Plan. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Ordinary Shares are repurchased by or surrendered to the Company in connection with any Award (whether or not such surrendered shares were acquired pursuant to any Award), or if any shares are withheld by the Company, the shares subject to such Award and the repurchased, surrendered and withheld shares shall thereafter be available for further Awards under the Plan; provided, however, that to the extent required by applicable law, any such shares that are surrendered to or repurchased or withheld by the Company in connection with any Award or that are otherwise forfeited after issuance shall not be available for purchase pursuant to incentive stock options intended to qualify under Code section 422.

5.          Participation.  Participation in the Plan shall be open to all employees, officers, and directors of, and other individuals providing bona fide services to or for, the Company, or of any Affiliate of the Company, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to individuals in connection with hiring, retention or otherwise, prior to the date the individual first performs services for the Company or an Affiliate, provided that such Awards shall not become vested or exercisable prior to the date the individual first commences performance of such services.

6.         Awards. The Administrator, in its sole discretion, shall establish the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. Each Award shall be evidenced by a Grant Agreement, and each Award shall be subject to the terms and conditions provided in the applicable Grant Agreement.   The Administrator may permit or require a recipient of an Award to defer such individual’s receipt of the payment of cash or the delivery of Ordinary Shares that would otherwise be due to such individual by virtue of the exercise of, payment of, or lapse or waiver of restrictions respecting, any Award. If any such deferral is required or permitted, the Administrator  shall,  in  its  sole  discretion,  establish   rules   and   procedures   for   such   deferral. Notwithstanding anything to the contrary contained in the Plan, except with respect to substitute awards as described in Section 7(e), the exercise price of any stock option and the purchase price of any Ordinary Shares which may be purchased under any other stock-based Award granted under the Plan will not be less than 100% of the Fair Market Value of the Ordinary Shares on the date of the grant. [Unless otherwise determined by the Administrator, all Awards under the Plan shall be subject to Section 11, Section 13, and Section 14 of the 2011 Share Option Plan.] [DISCUSS]

(a)       Stock Options.   The Administrator may from time to time grant to eligible participants Awards of incentive stock options as that term is defined in Code section 422 or nonstatutory stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Company or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Code sections 424(e) and (f), respectively, of the Company. Options intended to qualify as incentive stock options under Code section 422 must have an exercise price at least equal to Fair Market Value as of the date of grant (or such greater amount as may be required by the Code). No stock option shall be an incentive stock option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such stock option. In the case of an incentive stock option granted to an employee who owns, directly or indirectly (within the meaning of Sections 422(b)(6) and 424(d) of the Code), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, such incentive stock option shall terminate and shall no longer be exercisable five years from the date on which such incentive stock option is granted and the exercise price shall be not less than 110% of the Fair Market Value as of the date of such grant (or such greater amount as may be required by the Code). The Company shall have no liability to a grantee, or any other party, if a stock option (or any part thereof) which is intended to be an incentive stock option fails to qualify as such.

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(b)       Stock Appreciation Rights. The Administrator may from time to time grant to eligible participants Awards of Stock Appreciation Rights (“SAR”).   An SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Ordinary Shares over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. Payment by the Company of the amount receivable upon any exercise of an SAR may be made by the delivery of Ordinary Shares or cash, or any combination of Ordinary Shares and cash, as determined in the sole discretion of the Administrator. If upon settlement of the exercise of an SAR a grantee is to receive a portion of such payment in shares of Ordinary Shares, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Ordinary Shares on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

(c)       Stock Awards.   The Administrator may from time to time grant restricted or unrestricted stock Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine. A stock Award may be paid in Ordinary Shares, in cash, or in a combination of Ordinary Shares and cash, as determined in the sole discretion of the Administrator.

(d)        Phantom Stock.  The Administrator may from time to time grant Awards to eligible participants denominated in stock-equivalent units (“phantom stock”) in such amounts and on such terms and conditions as it shall determine. Phantom stock units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets. An Award of phantom stock may be settled in Ordinary Shares, in cash, or in a combination of Ordinary Shares and cash, as determined in the sole discretion of the Administrator. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a shareholder with respect to any shares of Ordinary Shares represented by a phantom stock unit solely as a result of the grant of a phantom stock unit to the grantee.

(e)       Performance Awards.     The  Administrator  may,   in  its  discretion,  grant performance awards which become payable on account of attainment of one or more performance goals established by the Administrator. Performance awards may be paid by the delivery of Ordinary Shares or cash, or any combination of Ordinary Shares and cash, as determined in the sole discretion of the Administrator. Performance goals established by the Administrator may be based on the Company’s or an Affiliate’s operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company or an Affiliate as a whole, over such performance period as the Administrator may designate.

(f)        Other Stock-Based Awards.  The Administrator may from time to time grant other stock-based awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine. Other stock-based awards may be denominated in cash, in Ordinary Shares or other securities, in stock-equivalent units, in stock  appreciation units, in securities or debentures convertible into Ordinary Shares, or in any combination of the foregoing and may be paid in Ordinary Shares or other securities, in cash, or in a combination of Ordinary Shares or other securities and cash, all as determined in the sole discretion of the Administrator.

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7.              Miscellaneous.

(a)          Withholding of Taxes.   Grantees and holders of Awards shall pay to the Company or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company or its Affiliate may, to the extent permitted by applicable law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. In the event that payment to the Company or its Affiliate of such tax obligations is made in shares of Ordinary Shares, such shares shall be valued at Fair Market Value on the applicable date for such purposes and shall not exceed in amount the minimum statutory tax withholding obligation.

(b)          Loans. To the extent otherwise permitted by applicable law, the Company or its Affiliate may make or guarantee loans to grantees to assist grantees in exercising Awards and satisfying any withholding tax obligations.

(c)          Transferability.  Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee’s guardian or legal representative.

(d)          Adjustments for Corporate Transactions and Other Events.

(i)        Stock Dividend, Stock Split and Reverse Stock Split. In the event of a stock dividend of, or stock split or reverse stock split affecting, the Ordinary Shares, (A) the maximum number of shares of such Ordinary Shares as to which Awards may be granted under the Plan, and (B) the number of shares covered by and the exercise price and other terms of outstanding Awards, shall, without further action of the Board, be appropriately adjusted to reflect such event. The Administrator may make adjustments, in its sole discretion, to address the treatment of fractional shares and fractional cents that arise with respect to outstanding Awards as a result of the stock dividend, stock split or reverse stock split.
(ii)        Non-Merger Transactions.  Except with respect to the transactions set forth in Section 7(d)(i), in the event of any change affecting the Ordinary Shares, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a Merger Transaction of the Company, the Administrator, in its sole discretion and without the consent of the holders of the Awards, may make (A) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan, in the aggregate, as provided in Section 4 of the Plan; and (B) any adjustments in outstanding Awards, including but not limited to modifying the number, kind and price of securities subject to Awards; provided, however, that if any awardee under the Plan resides in the State of California, the Administrator shall be required to make the adjustments provided for in this Section 7(d)(ii).

(iii)     Merger Transactions. Upon the occurrence of a Merger Transaction, all outstanding awards under the Plan will be treated in the manner specified in Section 9 of the 2011 Share Option Plan. If, immediately prior to a Merger Transaction, no stock of the Company is readily tradeable on an established securities market or otherwise, and the vesting of an Award or Awards pursuant to this Section 7(d)(iii) would otherwise be treated as a “parachute payment” (as defined in section 280G of the Code), then such Award or Awards shall vest only to the extent, if any, that such vesting does not cause such Award or Awards to be so treated, unless (i) the requirements of the shareholder approval exemption of section 280G(b)(5) of the Code have been satisfied with respect to such Award or Awards, or (ii) the Award or Awards specifically provide for such vesting notwithstanding this provision. Notwithstanding the foregoing, in the event of a Merger Transaction, the Administrator may, in its discretion and upon at least ten (10) days’ advance notice to the applicable grantee, cancel stock options and pay to the applicable grantee the value of such stock options based upon the price per share of Ordinary Shares received or to be received by other shareholders of the Company pursuant to such Merger Transaction; provided, however, that if at the time of a Merger Transaction the exercise price of such stock options equals or exceeds the price paid for a share of Ordinary Shares pursuant to such Merger Transaction, the Administrator may  cancel the stock options without the payment of consideration therefor.

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(iv)      Unusual or Nonrecurring Events.  The Administrator is authorized to make, in its sole discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator reasonably determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, provided, however, that except as expressly provided in the Grant Agreement, no such adjustment shall adversely affect an outstanding Award without the consent of the grantee.

(e)          Substitution of Awards in Mergers and Acquisitions.  Awards may be granted under the Plan from time to time in substitution for awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company or an Affiliate as the result of a merger or consolidation of the employing entity with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets or stock of the employing entity.  The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

(f)           Other Agreements. As a condition precedent to the grant of any Award under the Plan, the exercise of any such Award, or the delivery of certificates for shares issued pursuant to the exercise of any such Award, the Administrator may require the grantee or the grantee’s successor or permitted transferee, as the case may be, to become a party to a stock restriction agreement, shareholders’ agreement, voting trust agreement, irrevocable proxy, or other agreements regarding the Ordinary Shares of the Company in such form(s) as the Administrator may determine from time to time.

(g)          Termination, Amendment and Modification of the Plan.   The Board may terminate, amend or modify the Plan or any portion thereof at any time, but no  amendment  or modification shall be made which would impair the rights of any grantee under any Award theretofore made, without his or her consent. Notwithstanding anything to the contrary contained in the Plan, the Board may not amend or modify the Plan or any portion thereof without shareholder approval where such approval is required by applicable law or by the rules of any securities exchange or quotation system (e.g., Nasdaq) on which the Ordinary Shares are listed or traded. Furthermore, notwithstanding anything to the contrary contained in the Plan, the Administrator may not amend or modify any Award if such amendment or modification would require the approval of the shareholders if the amendment or modification were made to the Plan.

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(h)          Non-Guarantee of Employment or Service. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Company or shall interfere in any way with the right of the Company to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under the Plan.

(i)            Compliance with Securities Laws; Listing and Registration. If at any time the Administrator determines that the delivery of Ordinary Shares under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or Federal, state or foreign securities laws, the right to exercise an Award or receive shares of Ordinary Shares pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful.  The Company shall have no obligation to effect any registration or qualification of the Ordinary Shares under Federal, state or foreign laws.

The Company may require that a grantee, as a condition to exercise of an Award, and as a condition to the delivery of any share certificate, make such written representations (including, without limitation, representations to the effect that such Ordinary Shares are being acquired  solely  for investment and that such person will not dispose of the Ordinary Shares so acquired in violation of Federal, state or foreign securities laws) and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Ordinary Shares in compliance with applicable Federal, state or foreign securities laws.   The stock certificates for any shares of Ordinary Shares issued pursuant to the Plan may bear a legend restricting transferability of the shares of Ordinary Shares unless such shares are registered or an  exemption  from  registration  is available  under  the Securities Act and applicable state or foreign securities laws.

(j)            No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a grantee or any other person.   To the extent that any grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(k)           Governing Law.  The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Delaware without regard to its conflict of laws principles. Any and all Awards granted to California residents shall be subject to the provisions of Schedule1 hereto. Any suit with respect to the Plan shall be brought in the federal or state courts in the districts which include the city and state in which the principal offices of the Company are located.

(l)            Effective Date; Termination Date. The Plan is effective as of the date on which the Plan is adopted by the Board, subject to approval of the majority of the holders of outstanding shares of the Company entitled to vote within twelve months before or after such date, and shall continue in effect for the duration of the 2011 Share Option Plan, unless earlier terminated pursuant to Section 7(g) hereof.     No  Award  shall  be  granted  under  the  Plan  after                           ,  2021  [TENTH ANNIVERSARY OF 2011 SHARE OPTION PLAN] (or, if earlier, the termination of the 2011 Share Option Plan), and no Award under the Plan shall have a term of more than ten (10) years. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards expire or have been satisfied or terminated in accordance with the Plan and the terms of such Awards, provided, however, that no Award that contemplates exercise or conversion may be exercised or converted, and no Award that defers vesting, shall remain outstanding and unexercised, unconverted or unvested, in each case, for more than ten years after the date such Award was initially granted.

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(m)          Regulatory Restrictions. The Plan and the Company’s obligations under the Plan and any Grant Agreement shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. Without limiting the generality of the foregoing, (i) the Company shall not be required to sell or issue any shares of Ordinary Shares pursuant to any Award if the sale or issuance of such shares would constitute a violation by the individual exercising the Award or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations, and (ii) the inability of the Company to obtain any necessary authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful exercise or payment of any Award hereunder, shall relieve the Company of any liability in respect of the exercise or payment of such Award to the extent such requisite authority shall have been deemed necessary and shall not have been obtained.

(n)           FLSA Provisions. Unless otherwise determined by the Administrator, no stock option granted to an employee that is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended (the “FLSA”), shall be first vested for any shares of Ordinary Shares until at least six months following the date of grant of such stock option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise of a stock option will not be included as a portion of his or her regular rate of pay for purposes of the FLSA.

PLAN APPROVAL

Date Approved by the Board:   _____________________

Date Approved by the Shareholders:    _______________________
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SCHEDULE 1

PROVISIONS FOR CALIFORNIA RESIDENTS

With respect to Awards granted  to  California  residents  prior  to  a  public  offering  of  the Company’s capital stock that is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended, and only to the extent required by applicable law, the following provisions shall apply notwithstanding anything in the Plan or a Grant Agreement to the contrary:

1.         With respect to any Award granted in the form of a stock option pursuant to Section 6(a) of the Plan:

(a)       The exercise period shall be no more than 120 months from the date the option is granted.

(b)       The options shall be non-transferable other than by will, by the laws of descent and distribution, to a revocable trust, or as permitted by Rule 701 promulgated under the Securities Act.

(c)       Unless employment is terminated for “cause” as defined by applicable law, the terms of the Plan or Grant Agreement or a contract of employment, the right to exercise the option in the event of termination of employment, to the extent that the Award recipient is otherwise entitled to exercise on the date employment terminates, will be as follows:

(1)       At least 6 months from the date of termination if termination was caused by death or disability.

(2)       At least 30 days from the date of termination if termination was caused by other than death or disability.

2.         The Company’s shareholders must approve the Plan within 12 months before or after the date the Plan is adopted. Any option exercised before shareholder approval is obtained must be rescinded if shareholder approval is not obtained within 12 months before or after the Plan is adopted. Such shares shall not be counted in determining whether such approval is obtained.

3.          The Company will provide financial statements to each Award recipient annually during the period such individual has Awards outstanding to the extent required under Section 260.146.46 of Title 10 of the California Code of Regulations.

4.          The Plan is intended to comply with Section 25102(o) of the California Corporations Code. Any  provision of the Plan which is inconsistent with Section 25102(o), including without limitation any provision of the Plan that is more restrictive than would be permitted by Section 25102(o) as amended from time to time, shall, without further act or amendment by the Board, be reformed to comply with the provisions of Section 25102(o). If at any time the Administrator determines that the delivery of Ordinary Shares under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or federal or state securities laws, the right to exercise an Award or receive shares of Ordinary Shares pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful. The Company shall have no obligation to effect any registration or qualification of the Ordinary Shares under federal or state laws.

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